Conformed

WILMINGTON FUNDS (formerly the MTB Group of Funds)

RULE 12b-1 PLAN

This Rule 12b-1 Plan (“Plan”) is reauthorized and continued as of September 17, 2015, and effective starting on the date set forth in Section 14 below, by the Board of Trustees of the WILMINGTON FUNDS (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (“Class” or “Classes”) of the portfolios of the Trust set forth in exhibits hereto (the “Funds”).

1. This Plan is adopted pursuant to Rule 12b-l under the Investment Company Act of 1940 (the “Act”), so as to allow the Trust to make payments as contemplated herein, in conjunction with the distribution of certain shares of the Funds (“Shares”).

2. This Plan is designed to finance activities of the entity approved by the Board of Trustees of the Trust to serve as distributor of Shares of the Funds (the “Distributor”) principally intended to result in the sale of Shares to include: (a) providing incentives to broker/dealers and other financial institutions (“Institutions”) to sell Shares; (b) paying for the costs incurred in conjunction with advertising and marketing of Shares to include expenses of preparing, printing and distributing prospectuses and sales literature to prospective shareholders, or Institutions; (c) paying third parties for distribution-related activities and financing advanced commissions to brokers; and (d) other costs incurred in the implementation and operation of the Plan.

3. (a) In consideration for its services under the Plan, Distributor will be paid a fee with respect to the Shares of the Funds as set forth on the exhibits hereto (“Distribution Fee”). Total fees paid pursuant to this Rule 12b-l Plan, including the Distribution Fee and all applicable sales charges, shall not exceed applicable FINRA limits. The services rendered by Distributor for which Distributor is entitled to receive the Distribution Fee or any contingent deferred sales charge shall be deemed to have been completed at the time of the initial sale of Shares.

(b) Each Fund may pay to Distributor (or its designee or transferee) in addition to the fees set forth in paragraph 3(a) hereof any contingent deferred sales charge imposed on redemptions of Shares, if applicable, upon the terms and conditions set forth in the then current Prospectus of the Funds. Notwithstanding anything to the contrary in this Plan, Distributor shall be paid such contingent deferred sale charges in respect of Shares taken into account in computing Distributor’s Distribution Fee notwithstanding Distributor’s termination as general distributor of the Shares of a Fund or any termination of this Plan other than in connection with complete termination of the Plan.

(c) The right of Distributor to receive the Distribution Fee and/or contingent deferred sales charges may be transferred by Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from Distributor to the Funds. In connection with the foregoing, each Fund is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by Distributor.

4. Any payment to Distributor in accordance with this Plan will be made pursuant to the Distribution Agreement entered into by the Trust and Distributor. Any payments made by Distributor to Institutions with funds received as compensation under this Plan will be made pursuant to a related agreement (such as the “Broker Dealer Selling Agreement (‘Selling Agreement’)”) entered into by Distributor and the Institutions.

5. Distributor has the right (i) to select, in its sole discretion, the Institutions to participate in the Plan and (ii) to terminate without cause and in its sole discretion any Selling Agreement.

6. Quarterly in each year that this Plan remains in effect, Distributor shall prepare and furnish to the Board of Trustees of the Trust, and the Board of Trustees shall review, a written report of the amounts expended under the Plan and the purpose for which such expenditures were made.

7. This Plan shall become effective with respect to the Class after approval by majority votes of the Trust’s Board of Trustees and the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan or in any related documents to the Plan (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

8. This Plan shall remain in effect with respect to the Classes as set forth on Exhibit A and any subsequent Classes of the Funds added pursuant to an amendment to Exhibit A at least annually in the manner provided for approval of the Plan in paragraph 7.

9. This Plan may be amended at any time in accordance with the provisions of Rule 12b-l under the Investment Company Act of 1940.

10. This Plan may be terminated with respect to a particular Fund at any time by: (a) a majority vote of the Disinterested Trustees; or (b) a vote of a majority of the outstanding voting securities of the particular Class as defined in Section 2(a)(42) of the Act; or (c) by Distributor on 60 days’ notice to the Trust.

11. While this Plan shall be in effect, the selection and nomination of Disinterested Trustees of the Trust shall be committed to the discretion of the Board of Trustee’s Nominating Committee and the Disinterested Trustees then in office.

12. All agreements with any person relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Paragraph 10 herein.

13. The execution and delivery of this Plan have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Plan are not binding upon any of the Trustees or shareholders of the Trust, but bind only the appropriate property of the Fund, or Class, as provided in the Charter Documents.

14. This Plan is reauthorized for a twelve-month period commencing on October 1, 2015, and ending on September 30, 2016.

The undersigned officer of the Fund certifies that the Rule 12b-1 Plan set forth above contains no substantive changes from the Plan previously continued by the Board of Trustees and that this document accurately and completely memorializes the Rule 12b-1 Plan presented to the Board of Trustees of the Fund at its meeting on September 16-17, 2015.

Witness the due execution hereof on September 17, 2015.

Wilmington Funds (formerly, the MTB Group of Funds)

By:	/s/ MICHAEL D. DANIELS
Michael D. Daniels
Vice President

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, on June 22, 2012, to reflect the re-naming of the MTB Group of Funds to “Wilmington Funds,” effective March 9, 2012.

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, effective as of April 12, 2013, to reflect the recapitalization of the Class C shares of certain Funds into another class of shares of those Funds.

Exhibit A to the Rule 12b-1 Plan of Wilmington Funds

In compensation for the services provided pursuant to this Plan, Distributor will be paid a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Classes of Shares of each individual Fund listed below held during the month:

Fund	Share Classes
Wilmington Prime Money Market Fund	Service Class and Administrative Class Shares
Wilmington Tax-Exempt Money Market Fund	Service Class and Administrative Class Shares
Wilmington U.S. Government Money Market Fund	Service Class and Administrative Class Shares
Wilmington U.S. Treasury Money Market Fund	Service Class and Administrative Class Shares
Wilmington Broad Market Bond Fund	Class A Shares
Wilmington Intermediate Term Bond Fund	Class A Shares
Wilmington Short-Term Bond Fund	Class A Shares
Wilmington Municipal Bond Fund	Class A Shares
Wilmington New York Municipal Bond Fund	Class A Shares
Wilmington Multi-Manager International Fund	Class A Shares
Wilmington Multi-Manager Real Asset Fund	Class A Shares
Wilmington Strategic Allocation Aggressive Fund	Class A Shares
Wilmington Strategic Allocation Conservative Fund	Class A Shares
Wilmington Strategic Allocation Moderate Fund	Class A Shares
Wilmington Multi-Manager Alternatives Fund	Class A Shares

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, on June 22, 2012, to reflect: (i) the conversion of the six classes of MTB Money Market Fund shares into four new MTB Money Market Fund share classes, effective January 20, 2012; (ii) the reorganization of four series of the MTB Group of Funds into four other series of the MTB Group of Funds; (iii) the reorganization of twelve portfolios of WT Mutual Fund, a Delaware statutory trust, into existing and newly formed series of the MTB Group of Funds; and (iv) the re-naming of the MTB Group of Funds to “Wilmington Funds” and the renaming of individual Funds. Events (ii), (iii) and (iv) were effective March 9, 2012.

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, effective as of November 30, 2012, to reflect the reorganization of the Wilmington Pennsylvania and Virginia Municipal Bond Funds into the Wilmington Municipal Bond Fund.

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, effective as of April 12, 2013, to reflect the recapitalization into another class of shares, or the elimination, of the Class A shares of certain Funds.

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, as of September 12, 2013, to reflect the name change of the Wilmington Rock Maple Alternatives Fund to the Wilmington Multi-Manager Alternatives Fund.

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, effective as of September 18, 2014, to reflect the liquidations of the Wilmington Large-Cap Value Fund and the Wilmington Large-Cap Growth Fund.

Amended with the approval of the Board of Trustees, including a majority of the Independent Trustees, effective as of September 17, 2015, to reflect: (i) the reorganization of the Wilmington Short Duration Government Bond Fund into the Wilmington Short-Term Corporate Bond Fund (re-named the Wilmington Short-Term Bond Fund); (ii) the reorganization of the Wilmington Maryland Municipal Bond Fund into the Wilmington Municipal Bond Fund; and (iii) the liquidations of the Wilmington Mid-Cap Growth Fund, Wilmington Small-Cap Growth Fund and Wilmington Small-Cap Strategy Fund.